                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated September 17, 1996 relating to the balance sheet of Monterey Resources, Inc. ("Monterey"), and of our report dated September 17, 1996 relating to the financial statements of the Western Division of Santa Fe Energy Resources, Inc., (the "Western Division"), both of which appear in the Registration Statement on Form S-1 of Monterey Resources, Inc. (No. 333-12201). We also consent to the application of our report on the Western Division to the Financial Statement Schedule for the three years ended December 31, 1995 listed under Item 16(b) of the Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the references to us under the headings "Experts", "Summary Historical and Pro Forma Financial Information" and "Selected Historical and Pro Forma Financial Information" in the Prospectus constituting part of such Registration Statement. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Historical and Pro Forma Financial Information" or "Selected Historical and Pro Forma Financial Information."


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Houston, Texas

November 13, 1996